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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of AT&T Wireless Services, Inc., of our report dated January 29, 2002, except for Note 20, as to which the date is March 7, 2002, relating to the consolidated financial statements of AT&T Wireless Services, Inc. and subsidiaries, which appears in the Annual Report on Form 10-K of AT&T Wireless Services, Inc., filed on March 28, 2002, and the Current Report on Form 8-K, filed on March 11, 2002. We also consent to the incorporation by reference of our report dated January 29, 2002, relating to the financial statement schedule of AT&T Wireless Services, Inc., which appears in the aforementioned Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

Seattle, Washington
March 28, 2002